Exhibit 2.1


                 AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
                 -----------------------------------------------

         This Amendment No. 2 to Agreement and Plan of Merger (the "Amendment No. 2") is made as of the 15th day of July, 2005, by and among VALLEY FORGE SCIENTIFIC CORP., a Pennsylvania corporation ("Valley Forge"), SYNERGETICS ACQUISITION CORPORATION, a Delaware corporation ("MergerSub"), and SYNERGETICS, INC., a Missouri corporation ("Synergetics").

                              W I T N E S S E T H:

         A. WHEREAS, Valley Forge, MergerSub and Synergetics are parties to that certain Agreement and Plan of Merger dated as of May 2, 2005 (the "Agreement");

         B. WHEREAS, Valley Forge, MergerSub and Synergetics are parties to that certain Amendment No. 1 to Agreement and Plan of Merger dated as of June 2, 2005 (the "Amendment No. 1");

         C. WHEREAS, Valley Forge, MergerSub and Synergetics desire to amend the Agreement, to add as an additional condition precedent to each party's obligation to effect the Merger, the approval by the Valley Forge stockholders of a proposal granting the Valley Forge Board of Directors the discretion to effect a reverse stock split at a ratio within a range so as reasonably to ensure that Valley Forge satisfies the minimum bid requirements for initial listing on the Nasdaq SmallCap Market on the trading day following the consummation of the Merger; and

          D. WHEREAS Valley Forge, MergerSub and Synergetics desire to amend the Agreement, upon and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises, the covenants, promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and legal sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

         1. Definitions. Capitalized terms used herein and not otherwise defined shall have those meanings ascribed to them in the Agreement.

         2.       Amendment to the Agreement.

                  (a)      The Agreement is hereby amended by modifying
                  Section 7, "Additional Agreements", as follows:

                           Section 7(i), "Nasdaq Listing" is deleted in its
                  entirety and replaced with the following:

                                    "(i)     Nasdaq Listing. Valley Forge shall
                  file such notifications or applications and take such other actions as may be required by the rules of The Nasdaq Stock Market, Inc. and any national securities exchange upon which the Valley Forge Shares are listed with respect to the Valley Forge Shares issuable pursuant to the transactions contemplated by this Agreement and in connection therewith the parties agree to cooperate in good faith to fix the date and ratio of a reverse stock split, as they may reasonably determine to be necessary, and shall use their reasonable best efforts, including effecting such reverse stock split, to ensure that Valley Forge satisfies the minimum bid requirements for initial listing on the Nasdaq SmallCap Market on the trading day following the consummation of the Merger."

                  (b) The Agreement is hereby amended by modifying Section 8, "Conditions Precedent", as follows:

                           Section 8(a), "Conditions Precedent to Each Party's
                  Obligation to Effect the Merger" is amended by adding the following:

                                    "(v)     Stockholder Approval of Board
                  Discretion to Effect Reverse Stock Split. Valley Forge shall have obtained the approval of the Valley Forge stockholders of the proposal set forth in the Proxy Statement/Prospectus granting the Valley Forge Board of Directors the discretion to effect a reverse stock split within a ratio range set forth in such proposal."

         3. Entire Agreement. This Amendment No. 2 and the Agreement, as amended by Amendment No. 1, embody the entire agreement between the parties respecting the subject matter hereof and supersede all prior agreements, proposals, communications and understandings relating to such subject matter. The terms of the Amendment No. 2 shall be considered a part of the Agreement as if fully set forth therein.

         4. Miscellaneous. This Amendment No. 2 shall be binding upon Valley Forge, MergerSub and their successors and Synergetics and its successors and assigns. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Amendment No. 2 or the Agreement, as amended by Amendment No. 1. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

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

         5. No Other Amendments. In case of a conflict between the terms of this Amendment No. 2 and the Agreement, as amended by Amendment No. 1, the terms of this Amendment No. 2 control. Except as expressly set forth in this Amendment No. 2, the terms of the Agreement, as amended by Amendment No. 1, remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the Parties hereto have executed, or caused their duly authorized officers to execute, this Amendment No. 2 on the date first above written.



                                    VALLEY FORGE SCIENTIFIC CORP.



                                    By: /s/ JERRY L. MALIS
                                        -----------------------------------
                                        Name:  Jerry L. Malis
                                        Title: President and CEO

                                    SYNERGETICS ACQUISITION CORPORATION



                                    By: /s/ JERRY L. MALIS
                                        -----------------------------------
                                        Name:  Jerry L. Malis
                                        Title: President and CEO

                                    SYNERGETICS, INC.



                                    By: /s/ GREGG D. SCHELLER
                                        -----------------------------------
                                        Name:  Gregg D. Scheller
                                        Title: President and CEO

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